Nuveen Nasdaq 100 Dynamic Overwrite Fund N-2ASR

Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated February 28, 2024 and February 18, 2019, relating to the financial statements and financial highlights, which appear in Nuveen Nasdaq 100 Dynamic Overwrite Fund’s Annual Reports on Form N-CSR for the years ended December 31, 2023 and December 31, 2018, respectively. We also consent to the references to us on the cover page of the Statement of Additional Information and under the headings “Financial Statements,” “Financial Highlights” and “Independent Registered Public Accounting Firm” and in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 30, 2024